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                                                                  EXHIBIT 99.1

                                  PRESS RELEASE



             DEL MONTE FOODS COMPANY ANNOUNCES PRICING TERMS FOR ITS
        CASH TENDER OFFERS FOR ITS AND ITS SUBSIDIARY'S OUTSTANDING NOTES


         SAN FRANCISCO, CA--(BUSINESS WIRE)--May 10, 2001--Del Monte Foods Company (NYSE: DLM) through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced the pricing terms for its previously announced cash tender offers for all of the Corporation's outstanding 12 1/4% Senior Subordinated Notes due 2007 (the "Subordinated Notes") and all of Del Monte Foods Company's outstanding 12 1/2% Senior Discount Notes due 2007 (the "Discount Notes") (collectively, the "Notes"). The Total Consideration, determined according to a previously announced pricing formula, is $1,130.44 per $1,000 principal amount, plus accrued interest, in the case of the Subordinated Notes and $981.52 per $1,000 principal amount at maturity in the case of the Discount Notes. Such amounts include a consent fee of $30 per $1,000 principal amount or principal amount at maturity, as the case may be, payable to those holders who tendered by the April 27, 2001 consent date under the related consent solicitations.

         The cash tender offers will expire at 5:00 p.m., New York City time, on May 14, 2001, unless extended or terminated. Payments for the Notes tendered and accepted for purchase and consent fees are expected to be made on May 15, 2001.

         Morgan Stanley is acting as the exclusive dealer manager for the tender offers and solicitation agent for the related consent solicitations.

         This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related Indentures. The cash tender offers and the consent solicitations are being made solely by the Corporation's Offer to Purchase and Consent Solicitation, dated April 16, 2001.


CONTACTS:        Media Inquiries                Investor Relations

                 Brandy Bergman                 Tom Gibbons
                 Citigate Sard Verbinnen        Del Monte Foods
                 (212) 687-8080                 (415) 247-3382